UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2018

Zynex, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

10000 Park Meadows Drive, Lone Tree, Colorado, 80124
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 703-4906

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02:	APPOINTMENT OF DIRECTORS

The Board of Directors has appointed Messrs. Barry D. Michaels and Michael Cress to serve as members of the Board of Directors of Zynex, Inc., a Nevada corporation (the “Company”). The appointments are effective January 10, 2018.

The following is biographical information on Mr. Michaels:

Mr. Michaels, age 67, is a retired senior executive with both general and financial management experience in emerging growth companies. Mr. Michaels has more than 35 years of financial and general management experience in the medical device and biotechnology industries with industry leaders including Medtronic, Johnson and Johnson, and Baxter Healthcare. Mr. Michaels served as Chief Financial Officer of three private and four publicly traded companies including Cardima, Inc., Lipid Sciences, Inc., ICN Biomedicals, Inc., IntraTherapeutics, Inc., VIA Medical, and Webster Laboratories. In addition he served as President of a Johnson and Johnson division and acting Chief Executive Officer of Lipid Sciences, Inc. He has raised nearly $800 million in capital within public and private market environments, has taken two companies public, and has led three private companies to favorable liquidity events. He has also served as an independent consultant to medical device and biotechnology companies since 1997 leveraging his strong mix of organizational, operational, and financial management skills to advise senior management and directors. During his tenure in executive management Mr. Michaels has added over 1,100 jobs to the economy and increased shareholder value by more than $2 billion.

Mr. Michaels holds BA in Audiology and an MBA in Finance from San Diego State University and is a graduate of the Executive Program at the University of California, Los Angeles. In addition, he has completed the UCLA Director’s Education Program certification exam and has served as Corporate Secretary to three publicly traded companies.

Mr. Michaels has also been appointed Audit Committee Chair of the Company’s Audit Committee. Mr. Michaels qualifies as an audit committee financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d)(5) of Regulation S-K.

The following is biographical information on Mr. Cress:

Mr. Cress, age 60, currently serves as Chairman and Managing Partner of MD Cress Ventures, a national firm that owns, operates and advises companies within the healthcare sector.  Mr. Cress also serves as Chairman of Rainier Healthcare. Prior to MD Cress Ventures he served as the President and CEO of the Cornerstone Healthcare Group which owns and manages hospitals throughout the country.  Mr. Cress also served as Vice President of Business Development for Kindred Healthcare, a publicly traded healthcare company that owns and operates hospitals, nursing homes, rehabilitation, pharmacy and other segments of the healthcare continuum. He served as the CEO of Vencor Hospital of San Diego and was also an Adjunct Professor for the Masters of Healthcare Administration program at the University of Kansas. Mr. Cress currently serves on several not-for-profit boards including Rachel’s Challenge and is a co-founder and board member for The Neighborhood as well as serving on the boards or advisory boards of several companies, including Linley Capital, BankSNB, Rainier Hospice and Sleep Research.

Non-Employee Director Compensation Plan

Effective January 10, 2018, the Company’s Board of Directors adopted the Zynex, Inc. Non-Employee Director Compensation Plan (the “Plan”). A copy of the Plan is filed herewith as Exhibit 10.1. The following is a summary of the Plan, which is qualified in its entirety by reference to the Plan:

Under the terms of the Plan, each Non-Employee Director (“NED”), as defined in the Plan, is entitled to receive:

1.	An Annual Retainer in the amount of $40,000. In addition, an NED who serves as chairman of the Audit Committee will receive an additional $10,000 annually, and an NED who serves as chairman of the Compensation Committee will receive an additional $5,000 annually (collectively the “Annual Retainer”). The Annual Retainer will be paid in four equal quarterly installments, in arrears, subject to the NED continuing service on the Board.

2.	An equity award (“Award”) consisting of 20,000 shares of restricted Common Stock for the first year of service. For each subsequent year of service, an NED shall be entitled to an additional Award of 10,000 shares. All Awards are subject to monthly ratable vesting over a period of 36 months.

Each of Messrs. Michaels and Cress have accepted the terms of the Plan and will be entitled to compensation in accordance with its terms.

ITEM 9.01:	EXHIBITS

10.1	Zynex, Inc. Non-Employee Director Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Zynex, Inc (Registrant)

Dated:	January 11, 2018	/s/ Daniel Moorhead
Chief Financial Officer